Exhibit 3.7

LI Acquisition Company, LLC ARTICLES OF ORGANIZATION

September 15, 2003

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THE UNDERSIGNED, in order to form a limited liability company under and by virtue of the Maryland Limited Liability Company Act, MD. CORPS. & ASS’NS CODE ANN., §4A-101, et seq. (the “LLC Act”), does hereby acknowledge and certify to the Maryland State Department of Assessments and Taxation as follows:

FIRST: The name of the limited liability company (which is hereinafter called the

“Company”) is:

LI Acquisition Company, LLC

SECOND: The purpose for which the Company is formed is to engage in any lawful act or activity which may be carried on by a limited liability company under the LLC Act which the members may from time to time authorize or approve pursuant to the provisions of the Operating Agreement.

The foregoing purpose shall be in addition to and not in limitation of the general powers of limited liability companies under the LLC Act.

THIRD: The present address of the principal office of the Company in the State of Maryland is 900 Bestgate Road, Suite 100, Annapolis, MD 21401. The name and address of the resident agent of the Company are CSC-Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore, MD 21202.

FOURTH: The authority of Members to act for the Company solely by virtue of their being members is limited in the manner set forth in the Operating Agreement of the Company.

FIFTH: The Operating Agreement of the Company, and all modifications and amendments thereto, shall be in writing.

IN WITNESS WHEREOF, the undersigned, an authorized person within the meaning of Section 4A-101(c) of the LLC Act, has signed these Articles of Organization, acknowledging the same to be his act, on the day and year first above written.

AUTHORIZED PERSON:

/s/ Theodore I. Pincus

Theodore I. Pincus

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